UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the registrant ☐

Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☒  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

VECTOR INTERSECT SECURITY ACQUISITION CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: None
(2)	Aggregate number of securities to which transaction applies: None
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction: N/A
(5)	Total fee paid: N/A

☐  Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

VECTOR INTERSECT SECURITY ACQUISITION CORP.
65 CHALLENGER ROAD
RIDGEFIELD PARK, NJ 07660

TO THE STOCKHOLDERS OF
VECTOR INTERSECT SECURITY ACQUISITION CORP.:

As you know, Vector Intersect Security Acquisition Corp. is holding a special meeting of its stockholders on December 19, 2008 at 8:00 a.m., Eastern Time, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York. At the meeting, you will be asked to consider and vote upon the following:

•	The proposed acquisition by a wholly-owned subsidiary of Vector of all of the outstanding securities of Cyalume Technologies, Inc. and the transactions contemplated by the stock purchase agreement dated February 14, 2008 and amended October 22, 2008, among Vector, the wholly-owned subsidiary of Vector, Cyalume, and GMS Acquisition Partners Holdings, LLC, the sole stockholder of Cyalume (as part of the acquisition, it is contemplated that acquisition subsidiary would merge into Vector promptly after the consummation of the transaction, resulting in Cyalume becoming a direct wholly-owned subsidiary of Vector);
•	Amending Vector’s Fourth Amended and Restated Certificate of Incorporation to change Vector’s corporate name to Cyalume Technologies Holdings, Inc.;
•	Amending Vector’s Fourth Amended and Restated Certificate of Incorporation to remove those provisions regarding certain procedural and approval requirements applicable to Vector prior to the consummation of a business combination that will no longer be operative upon consummation of the acquisition; and
•	The approval of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies.

On or about December 8, 2008, Vector mailed to you a detailed proxy statement that contains a description of the proposed transaction. The attached first supplement to the proxy statement contains additional information that further supplements the proxy statement. Vector urges you to read this first supplement, together with the proxy statement previously sent to you regarding the proposed transaction, carefully and in its entirety. This proxy supplement is being sent to you by overnight messenger on or about December 15, 2008.

Vector is providing this first supplement to reflect, among other things, that GMS Acquisition Partners Holdings, LLC, the sole stockholder of Cyalume, has agreed that it will purchase up to $16,500,000 of shares of Vector common stock from current holders of shares of common stock of Vector issued in the initial public offering of Vector and that Winston Churchill or his designees has agreed to purchase, at the option of GMS Acquisition, up to $17.5 million of shares of Vector common stock (based on the price paid for such shares by GMS Acquisition) from GMS Acquisition for up to $10.0 million in cash. In addition, in connection with the foregoing transaction, the percentage of ownership in Vector’s common stock above which both Cova Small Cap Holdings LLC and the Kline Hawkes funds must remain in order for Cova Small Cap Holdings LLC to retain two board seats and for the Kline Hawkes funds to retain one board seat has been reduced to 5%.

Your vote is important. Whether or not you expect to attend the special meeting in person, please complete, date and sign the proxy card enclosed with the proxy statement and mail it in the postage-paid envelope to ensure that your shares will be represented and voted at the special meeting. If you have already submitted your proxy card and do not wish to change your vote, there is no need to submit another proxy card in response to this first supplement to the proxy statement.

I look forward to seeing you at the meeting.

Sincerely,

Yaron Eitan
Chief Executive Officer

SUPPLEMENT NO. 1 DATED DECEMBER 15, 2008
TO
PROXY STATEMENT
DATED DECEMBER 3, 2008

VECTOR INTERSECT SECURITY ACQUISITION CORP.
65 CHALLENGER ROAD
RIDGEFIELD PARK, NJ 07660
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 19, 2008

This first supplement is being mailed to the stockholders of record of Vector Intersect Security Acquisition Corp. (“Vector”) as of the close of business on November 28, 2008. The following information supplements and should be read in conjunction with the proxy statement dated December 3, 2008 of Vector relating to the proposed acquisition by a wholly-owned subsidiary of Vector of all of the outstanding securities of Cyalume Technologies, Inc., (“Cyalume”) which Vector mailed to you on or about December 8, 2008. Cyalume is in the business of manufacturing and selling chemiluminescent products, retroreflective products, retroreflective/photoluminescent products, and other various products utilizing the electromagnetic spectrum to commercial, industrial and governmental customers.

Vector is providing this first supplement to reflect that GMS Acquisition Partners Holdings, LLC (“GMS Acquisition”), the sole stockholder of Cyalume, has agreed to purchase up to $16,500,000 of shares of Vector common stock from current holders of shares of common stock of Vector issued in the initial public offering of Vector. Such purchases will be made in privately negotiated transactions and will be purchased from stockholders who would otherwise have voted against the transaction and elected to redeem their shares for a portion of the trust account. The purchases have the effect of making it more likely that the transaction with Cyalume will be consummated since it is anticipated that the shares acquire by GMS Acquisition will be voted in favor of the transaction. This would have the effect of reducing the number of other public stockholders of Vector that would have to vote in favor of the transaction for it to be approved.

The purchases will be made from public stockholders at a price per share not exceeding the trust value per share. Assuming that GMS Acquisition purchased $16,500,000 of Vector common stock at a purchase price of $8.00 per share, GMS Acquisition could acquire 2,062,500 shares of common stock. This would represent approximately 30.7% of Vector’s public shares. As discussed in the proxy statement, once the purchase transactions close, Vector will file a Current Report on Form 8-K relating to such purchases within four business days of such purchases or otherwise prior to the stockholder’s meeting. Pursuant to the Stock Purchase Agreement (the “Stock Purchase Agreement”) dated February 14, 2008, and amended October 22, 2008, by and among Vector, Cyalume, GMS Acquisition and Cyalume Acquisition Corp., Vector’s wholly-owned subsidiary, GMS Acquisition will receive an aggregate of approximately 6,448,065 shares of Vector common stock at the closing of the transaction (which will be distributed to the members of GMS Acquisition as directed by its board of directors). In the event that GMS Acquisition purchased 2,062,500 shares of Vector common stock prior to the closing of the transaction, assuming there were no redemptions, it and its members would own approximately 8,510,565 shares, or 53.3% of the common stock of Vector after the closing of the transaction. GMS Acquisition may distribute such shares to its members.

Winston Churchill (or his designees) has agreed to purchase, from GMS Acquisition or its designees, up to $17.5 million of shares of Vector common stock at the price per share paid for such shares by GMS Acquisition (2,187,500 shares based on a purchase price of $8.00 per share) from GMS Acquisition or certain members of GMS Acquisition for up to $10.0 million. The purchase would be divided into two tranches. First, on or prior to January 15, 2008, GMS Acquisition or its designees will sell to Winston Churchill (or his designees) $5.0 million of Vector’s common stock at the price per share paid for such shares by GMS Acquisition, for $2.5 million in cash. Second, for a period of forty-five days after the closing of the transaction with Cyalume, GMS Acquisition or certain members of GMS Acquisition or its designees (at its or their election) would have the right to sell to Winston Churchill (or his designees), up to $12.5 million of shares of Vector’s common stock at the price per share paid for such shares by GMS Acquisition for up to $7.5 million in cash (which amounts may be pro-rated if GMS Acquisition does not wish to sell the full amount). Assuming that GMS Acquisition or its designees choose to sell all the shares entitled to be sold to Mr. Churchill or his affiliates, and that GMS Acquisition originally purchased such shares for $8.00 per shares, Mr. Churchill would beneficially own 4,012,212 shares, or 24.1%, of Vector’s common stock (consisting of (i) 2,773,438 shares of Vector’s common stock, (ii) warrants to purchase 93,750 shares of Vector’s common stock, (iii) 234,374 shares of common stock owned by SCP Private Equity Management Company, LLC and (iv) 593,000 warrants to purchase shares of common stock owned by SCP Private Equity Management Company, LLC) and GMS Acquisition’s members would beneficially own 6,323,065 shares, or 39.6% of Vector’s common stock after the closing of the transaction with Cyalume. In the event that only $5.0 million of shares were purchased by Mr. Churchill or his affiliates (the minimum number to be sold by GMS under the agreement), Mr. Churchill would beneficially own 2,449,712 shares, or 14.7%, of Vector’s common stock (consisting of (i) 1,528,588 shares (ii) 93,750 warrants to purchase shares of common stock, (iii) 234,374 shares of common stock owned by SCP Private Equity Management Company, LLC and (iv) 593,000 warrants to purchase shares of common stock owned by SCP Private Equity Management Company, LLC).

After completion of the acquisition, if no stockholder exercises his or her redemption rights and prior to the sale of any Vector securities by GMS Acquisition or its designees to Mr. Churchill and his designees, Vector’s current stockholders will own approximately 46.7% of Vector’s outstanding common stock (assuming no Vector warrants are exercised); Vector’s public stockholders alone will own approximately 40.1% of post-acquisition Vector; and former Cyalume stockholders will own approximately 53.3% of post-acquisition Vector. Post acquisition, if no stockholder exercises his or her redemption rights and prior to the sale of any Vector securities by GMS Acquisition or its designees to Mr. Churchill and his designees, the officers and directors of Vector and Cyalume combined will beneficially own approximately 35.0% of Vector’s common stock. If no stockholder exercises redemption rights and GMS Acquisition or its designees exercise their right to sell shares to Mr. Churchill or his designees in full, then, Vector’s current stockholders will own approximately 60.4% of Vector’s outstanding common stock (assuming no Vector warrants are exercised); Vector’s public stockholders alone will own approximately 40.1% of post-acquisition Vector; and former Cyalume stockholders will own approximately 39.6% of post-acquisition Vector. Post acquisition, if no stockholder exercises redemption rights and GMS Acquisition or its designees exercise their right to sell shares to Mr. Churchill or his designees in full, the officers and directors of Vector and Cyalume combined will beneficially own approximately 48.0% of Vector’s common stock.

The Stock Purchase Agreement previously provided that, at the closing of the transaction, Vector and the persons who receive Vector common stock pursuant to the transaction with Cyalume will enter into an investor rights agreement, which will allow (i) the majority holders of Cova Small Cap Holdings LLC to nominate (a) two persons for election to Vector’s Board of Directors post transaction for so long as Cova Small Cap Holdings LLC owns 12.5% of Vector’s outstanding common stock, and (b) one person to Vector’s Board of Directors post transaction for so long as Cova Small Cap Holdings LLC owns over 10% but less than 12.5% of Vector’s outstanding common stock, and (ii) the majority holders of Kline Hawkes Pacific Friends Fund, LLC and Kline Hawkes Pacific, L.P. to nominate one person for election to Vector’s Board of Directors post transaction for so long as Kline Hawkes Pacific Friends owns 10% of Vector’s outstanding common stock. In connection with the transactions described in this proxy supplement, the percentage above which both Cova Small Cap Holdings LLC and the Kline Hawkes funds must remain in order for Cova Small Cap Holdings LLC to retain two board seats and for the Kline Hawkes funds to retain one board seat has been reduced to 5%. In addition, Vector agreed that, so long as they had the right to designate a board seat, Cova Small Cap and the Kline Hawkes funds would each be able to name a member to Vector’s Executive Committee (a total of two members out of five), which will be formed after the consummation of the transaction with Cyalume, the responsibilities and authorities of which will be determined when it is formed. Immediately after the transaction, Vector’s Board of Directors will be composed of twelve members.

SMH Capital Inc., which provided finder services to Vector in connection with the transaction, is entitled to a fee of $1,200,000 upon closing of the transaction. Since the mailing of the proxy statement dated December 3, 2008, SMH Capital Inc. has agreed to receive its finder’s fee in the form of 150,000 shares of Vector common stock (a price per share of $8.00), in lieu of cash. This will increase the number of shares outstanding at closing by 150,000, to 15,966,815 (consisting of (i) 9,368,750 shares outstanding as of November 28, 2008, the record date, (ii) 6,448,065 shares issued to GMS Acquisition pursuant to the Stock Purchase Agreement and (iii) 150,000 shares issued to SMH Capital Inc.).

The following table sets forth information with respect to the beneficial ownership of the combined company’s common stock immediately after the consummation of the acquisition by each person who is known by Vector to beneficially own more than 5% of Vector’s common stock, each person who would be considered a named executive officer, each director and all officers and directors as a group. Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. This table includes in the calculation of beneficial ownership warrants which become exercisable upon closing of the transaction between Vector and Cyalume. For this table it is also assumed GMS Acquisition Partners Holdings, LLC will not transfer the shares of Vector it acquires from public stockholders although it may choose to do so. The beneficial ownership of Messrs. Bielonko, Cranor, McCarthy and Kline and Cova Small Cap and Kline Hawkes may change due to a reallocation of shares to be received as part of the transaction consideration by GMS Acquisition, although the final allocation of shares among the members of GMS Acquisition has not yet been determined.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Common Stock
Yaron Eitan	1,507,062	(2)	9.05
Winston J. Churchill	2,449,712	(3)	14.71
Derek Dunaway	0		0.00
Michael Bielonko	60,567		0.38
Edgar (Earl) Cranor	60,567		0.38
Thomas McCarthy	60,567		0.38
Marc L. Abramowitz	93,750		0.59
Archie Clemins	93,750		0.59
Joseph T. Gorman	93,750		0.59
Tom Rebar(4)	827,374		5.00
Doron Cohen	0		0.00
Jason Epstein	0		0.00
Daniel Gaspar	0		0.00
Frank Kline(5)	2,227,288		13.95
Yair Shamir	712,500	(6)	4.43
General (Ret.) Jack Keane	0		0.00
Cova Small Cap Holdings, LLC(7)	2,694,954		16.88
Kline Hawkes Pacific, LP(8)	2,227,288		13.95
SCP Private Equity Management, Company, LLC(9)	827,374		5.00
Stanford Financial Group Ltd.(10)	1,018,230		6.18
GMS Acquisition Partners Holdings, LLC(11)	2,062,500		12.92
All directors and executive officers as a group and their affiliates(12)	6,532,139		38.73

(1)	The business address of each beneficial owner, unless otherwise indicated, is c/o Vector Intersect Security Acquisition Corp., 65 Challenger Road, Ridgefield Park, NJ 07660.
(2)	Consists of (i) 585,938 shares of common stock, (ii) 93,750 warrants to purchase shares of common stock, (iii) 234,374 shares of common stock owned by SCP Private Equity Management Company, LLC, and (vi) 593,000 warrants to purchase shares of common stock owned by SCP Private Equity Management Company, LLC. Yaron Eitan, Winston Churchill, Thomas G. Rebar and Wayne B. Weisman are joint and equal owners of SCP Private Equity Management Company, LLC, each with equivalent rights as a member therein and each with a pecuniary interest in only 25% of such shares and warrants.
(3)	Consists of (i) 903,588 shares of common stock, (ii) 93,750 warrants to purchase shares of common stock, (iii) 234,374 shares of common stock owned by SCP Private Equity Management Company, LLC,

(iv) 593,000 warrants to purchase shares of common stock owned by SCP Private Equity Management Company, LLC, and (iv) 625,000 shares of common stock to be purchased from GMS acquisition Partners on or prior to January 15, 2009. Yaron Eitan, Winston Churchill, Thomas G. Rebar and Wayne B. Weisman are joint and equal owners of SCP Private Equity Management Company, LLC, each with equivalent rights as a member therein and each with a pecuniary interest in only 25% of such shares and warrants.
(4)	Consists of (i) 234,374 shares of common stock owned by SCP Private Equity Management Company, LLC, and (ii) 593,000 warrants to purchase shares of common stock owned by SCP Private Equity Management Company, LLC. Mr. Rebar shares voting and dispositive power over the warrants and shares of common stock held by SCP Private Equity Management Company, LLC and has a pecuniary interest in only 25% of such shares and warrants.
(5)	Consists of the shares of common stock owned by Kline Hawkes Pacific, LP, over which Frank Kline has voting and dispositive power.
(6)	Consists of (i) 593,750 shares of common stock owned by Catalyst Equity Management, over which Yair Shamir has voting and dispositive power and (ii) 118,750 warrants to purchase shares of common stock owned by Catalyst Equity Management, over which Yair Shamir has voting and dispositive power.
(7)	Andrew Intrater has voting and dispositive power over the shares of common stock held by Cova Small Cap Holdings, LLC.
(8)	Frank Kline has voting and dispositive power over the shares of common stock held by Kline Hawkes Pacific, LP.
(9)	Consists of (i) 234,374 shares of common stock owned by SCP Private Equity Management Company, LLC, and (ii) 593,000 warrants to purchase shares of common stock owned by SCP Private Equity Management Company, LLC. The business address of SCP Private Equity Management Company, LLC is 1200 Liberty Ridge Drive, Suite 300, Wayne, PA 19087. Yaron Eitan, Winston Churchill, Thomas G. Rebar and Wayne B. Weisman are joint and equal owners of SCP Private Equity Management Company, LLC, each with equivalent rights as a member therein and each with a pecuniary interest in only 25% of such shares and warrants.
(10)	Based on information contained in a Schedule 13G filed by Stanford Financial Group Ltd. on October 6, 2008. Includes warrants to purchase up to 498,230 shares of Vector’s common stock which become exercisable upon Vector’s completion of a business combination. James M. Davis has voting and dispositive power over the shares of Vector’s common stock owned by Stanford Financial Group. The business address of Stanford Financial Group Ltd. is No. 11 Pavilion Drive, St. John’s, Antigua — Barbuda, West Indies.
(11)	Does not include 6,448,065 shares of common stock issuable to GMS Acquisition Partners Holdings, LLC on closing which will be immediately distributed to its members, in proportion to each such member’s percentage of membership interests in GMS Acquisition Partners Holdings, LLC. Includes 625,000 shares of common stock to be sold to Winston Churchill or his designees by January 15, 2009. The business address of GMS Acquisition Partners Holdings, LLC is c/o Columbus Nova, 153 East 53rd Street, New York, New York 10022.
(12)	Includes (i) the warrants to purchase shares of common stock and the shares of common stock owned by SCP Private Equity Management Company, LLC, an entity in which Yaron Eitan, Winston J. Churchill and Tom Rebar each own a 25% beneficial interest, (ii) the shares of common stock owned by Cova Small Cap Holdings, LLC over which Andrew Intrater has voting and dispositive power, (iii) the shares of common stock owned by Kline Hawkes Pacific, LP., over which Frank Kline has voting and dispositive power, and (vi) the warrants to purchase shares of common stock and the shares of common stock owned by Catalyst Equity Management, over which Yair Shamir has voting and dispositive power.

Revoking Your Proxy and Changing Your Vote. If you have already voted or submitted your proxy card, you may revoke it or change your voting instructions at any time before the meeting by:

•	Sending another proxy card with a later date;
•	Notifying Vector Intersect Security Acquisition Corp., 65 Challenger Road, Ridgefield Park, NJ 07660, Attention: Yaron Eitan, in writing before the special meeting that you have revoked your proxy; or
•	Attending the special meeting, revoking your proxy and voting in person.

Please note that if your shares are held in “street name,” consult your broker for instructions on how to revoke your proxy or change your vote.

Except as described in this supplement all the disclosures in the proxy statement remain in effect.

If you would like additional copies of the proxy card, or if you have questions about the acquisition, you should contact:

Karen Smith
Advantage Proxy
24925 13th Place South
Des Moines, Washington 98198
206-870-8565